Exhibit 99.2

American Rebel Light Recaps Successful Launch at Country Stampede in Bonner Springs, Kansas June 27 - 29

Nashville, TN — July 11, 2024 – American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of American Rebel Beer (www.americanrebelbeer.com) and branded safes, personal security and self-defense products and apparel, is proud to recap the successful launch of American Rebel Light Lager (“Rebel Light”) at the Country Stampede Music Festival (www.countrystampede.com) in Bonner Springs, Kansas June 27 – 29. Rebel Light is a premium domestic light lager, not a craft beer, and is initially being launched regionally and later slated for nationwide distribution. This was the first time Rebel Light was available for purchase in the state of Kansas, exclusively distributed in Kansas by Standard Beverage Corporation (www.standardbeverage.com), a leading beverage distributor in Kansas for 75 years and the “largest single alcohol distributor” in the state.

“Being featured at Country Stampede was a great way to launch America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer in Kansas,” said Andy Ross, Chief Executive Officer of American Rebel. “I met most of the Standard Beverage sales team who were able to attend one of the three days of music, which I think has helped us hit the ground running in Kansas, putting us in over 100 retail locations in just a few weeks. The great exposure to the large Country Stampede crowds combined with the efforts of the Standard Beverage sales team has put us on the map in Kansas.”

American Rebel Beer was a sponsor of the “Party Pit,” the standing-room area in front of the stage. Country Stampede attendees at the Azura Amphitheater, with a capacity of 18,000 music fans, saw ads for American Rebel Light Beer on the giant jumbotrons on either side of the stage during the breaks between music acts and the American Rebel Light logo was printed on 2,500+ “Party Pit” wrist bands and featured along the front of the stage. Rebel Light was well-stocked backstage and in the VIP Lounge and many of the music acts enjoyed Rebel Light, including LOCASH, who brought Rebel Light out on stage with them and went on to post about Rebel Light on their social media accounts.

Brian Skurdal, Director of National Sponsorships for Forward Sports Marketing, said, “We were thrilled to play a small part in the launching of American Rebel Beer in the state of Kansas. The Country Stampede is one of the biggest and most historic country music festivals in the country; and American Rebel Beer will be a welcome addition for years to come.”

Chris Janson was Thursday’s featured artist, Riley Green, Friday’s featured artist had his set delayed 90 minutes due to a passing thunderstorm, and Jon Pardi was Saturday’s featured artist. Other artists scheduled to appear included Billy Currington, LOCASH, Randy Houser, Drew Green, Dillon Carmichael, Jackson Dean, Jerrod Niemann, Redferrin, Neon Union, Casi Joy, Tanner Adell and DJ Hish.

American Rebel and Standard Beverage Corporation both have deep roots in the Kansas City suburb of Lenexa, Kansas, where Standard Beverage has a new 83,000-square-foot facility and American Rebel has its safe showroom. Standard Beverage was started by Sam Rudd in the Wichita area in 1949, just a year after Kansas ended its prohibition laws, and received one of the first alcohol wholesaler licenses in the state. Standard Beverage is still run by the Rudd family today. American Rebel CEO Andy Ross’s father, Bud Ross, founded two legendary Kansas publicly-traded companies, Kustom Electronics and Birdview Satellite.

About Country Stampede

The Country Stampede, owned by Kustom Entertainment, a subsidiary of Digital Ally, Inc., is an annual 3-day outdoor music and camping festival that takes place in Bonner Springs, Kansas at Azura Amphitheater. The well-respected Country Stampede is nationally known as one of the largest music festivals in the Midwest. The biggest names in country music have performed at Country Stampede such as Kenny Chesney, Miranda Lambert, Reba McEntire, Taylor Swift, Chris Stapleton, Jason Aldean, Florida Georgia Line, Luke Bryan and so many more. For more information go to www.countrystampede.com.

About Standard Beverage Corporation

Standard Beverage Corporation is a leading distributor of fine wines, spirits and beer, and is the only large distributor that is Kansas owned. With offices in Lawrence, Lenexa and Wichita, Standard Beverage employs approximately 450+ dedicated people and provides the most diverse portfolio of the industry’s best and most well-known brands. For more information on Standard Beverage go to www.standardbeverage.com.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, actual receipt of funds under capital-raising efforts, effects of the capital-raising efforts on the trading price of our securities, implied or perceived benefits resulting from the receipt of funds from the capital-raising efforts, actual launch timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

Brian Prenoveau

MZ North America

+1 (561) 489-5315

AREB@mzgroup.us

Country Stampede Party in the Heartland